Exhibit 99.1

ITEM 4 – APPROVAL OF 2011 SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 4 on your proxy card)

The Executive Compensation Committee and the Board of Directors have approved and recommend for shareholder approval, the 2011 Senior Executive Annual Incentive Plan, or SEAIP, including the business criteria on which the performance goals are to be based. The SEAIP provides additional incentive to senior executives to achieve targeted levels of corporate financial and strategic performance. The SEAIP is intended as a successor plan to the 2006 Restated Senior Executive Annual Incentive Plan previously approved by the shareholders in April 2006, which we refer to as the 2006 Plan. If approved, the provisions of the SEAIP would be in effect for awards beginning in 2012. If the SEAIP is not approved, no payments will be made under the SEAIP.

The SEAIP is being submitted for shareholder approval to preserve the tax deductibility of awards to senior executives under Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million per year the deductibility of compensation to the Chief Executive Officer and the next three most highly compensated executive officers other than the Chief Financial Officer. This limit does not apply to compensation defined in Section 162(m) as “qualified performance-based compensation.” In order for awards under the SEAIP to constitute “qualified performance-based compensation,” shareholders must approve the material terms of the SEAIP every five years. The material terms of the 2006 Plan were previously approved by shareholders in 2006. In order for awards under the SEAIP to be eligible to qualify as “qualified performance based compensation,” shareholders are now being asked to approve the material terms of the SEAIP, including the business criteria on which the performance goals may be based and the maximum amount of awards payable to any participant for any year under the SEAIP. Approval by shareholders of the SEAIP and certification by the Executive Compensation Committee that targeted performance has been achieved are each a condition to the rights of senior executives to receive any benefits under the SEAIP.

The following is a brief description of the SEAIP. The complete text of the SEAIP is included as Appendix A to this proxy statement.

Eligible Participants

The chief executive officer and other key executives designated by the Executive Compensation Committee may participate in the SEAIP. To receive an award with respect to a calendar year, unless the Committee determines otherwise, a participant must be an employee of State Street, or one of its subsidiaries, on December 31 of that year. Even if a participant is employed on December 31 of the performance year, the Committee may cause the participant’s award, if any, to be forfeited if the participant ceases to be employed prior to the date awards are paid. State Street has 12 executives who are currently eligible to participate in the 2006 Plan and who would be eligible to participate in the SEAIP if it were now in effect.

Performance Goals

Performance goals with respect to an award must be pre-established by the Executive Compensation Committee not later than 90 days after the beginning of the performance year, or any other time as required by Section 162(m).

Corporate achievement of objectively determinable performance goals established by the Committee determines whether, and the extent to which, a participant earns his or her award. The goals are based on any or any combination of the following criteria, determined on a consolidated basis or on the basis of one or more divisions, subsidiaries or business units: earnings or earnings per share, return on equity, total stockholder return, revenue, market share, quality/service, organizational development, strategic initiatives, risk control, operating leverage or expense. The goals may be determined under U.S. generally accepted accounting principles (GAAP) or on a non-GAAP basis.

No payments under a SEAIP award will be made unless the performance goals are met or exceeded. The Committee may provide, not later than the deadline for establishing performance goals, for objectively determinable adjustments to reflect events (for example, but without limitation, acquisitions, dispositions, joint ventures or restructurings, expenses associated with acquisitions, dispositions, joint ventures or restructurings, amortization of purchased intangibles associated with acquisitions, impact (dilution and expenses) of securities issuances (debt or equity) to finance, or in contemplation of, acquisitions or ventures, merger and integration expenses, changes in accounting principles or interpretations, changes in tax law or financial regulatory law, impairment charges, fluctuations in foreign currency exchange rates, charges for restructuring or rationalization programs (e.g., cost of workforce reductions, facilities or lease abandonments, asset impairments), one-time insurance claims payments, extraordinary and/or non-recurring items, litigation, or tax rate changes) occurring during the year that affect the applicable performance measure. In addition, performance measures determined on a per-share basis will automatically be adjusted to reflect stock splits, reverse stock splits, stock dividends and similar changes to capitalization.

Awards

The Executive Compensation Committee may provide for varying levels of payment under an award depending on whether performance goals have been met or exceeded and may reduce, including to zero, amounts otherwise payable under an award. No more than $10,000,000 will be payable under an award to any one individual for any award year, the same limit as was set under the 2006 Plan. All payments will be made in cash, except that the Committee may provide that a portion of the payment be made in State Street common stock issued pursuant to State Street’s equity incentive plan. Stock awards so granted will be governed by the equity incentive plan and, accordingly, will become vested or exercisable, to the extent not already vested, if there is a “change in control” event as defined in the equity incentive plan.

A participant may elect to have all or a portion of an award deferred under deferral rules established by the Committee and consistent with Internal Revenue Code Section 409A. In addition, the Committee may provide that payment of all or a portion of an award payable in cash will be deferred under State Street’s supplemental cash incentive plan, consistent with Internal Revenue Code Section 409A. Cash awards so deferred will be governed by the supplemental cash incentive plan and, accordingly, will become vested, to the extent not already vested, if there is a “change in control” event as defined in supplemental cash incentive plan.

All awards will be made only after certification by the Committee that the performance goals have been achieved.

Administration

The Executive Compensation Committee has complete discretion to construe and administer the SEAIP and to determine eligibility to participate, the performance goals, achievement of the performance goals, the amount of payment to be made under an award and to do everything else necessary to carry out the SEAIP.

Amendment and Termination

The Executive Compensation Committee may at any time amend the SEAIP or the awards under the SEAIP. The Committee may terminate the SEAIP at any time.